Exhibit 16.1
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                       CODE OF BUSINESS ETHICS AND CONDUCT

           Hemosol Corp. (including its wholly owned subsidiaries and affiliates) (collectively, the "Company") has adopted this Code of Business Ethics and Conduct ("the Code") to promote honest, ethical and lawful standards of business conduct by employees, officers and directors of the Company around the world.

           The number of laws, regulations and other legal requirements that affect our business expand as technology advances and the Company's businesses become more diverse. This complexity will only increase with the growth and success of the Company. Growth and change reflect new opportunities but also present new ethical challenges as we adapt to new situations. As we grow and succeed and embrace opportunity, it is imperative that we rely on a central set of guiding principles and standards to serve as our legal and ethical compass. In a fundamental sense, this Code is the Company's Constitution. It establishes the principles and standards that guide our conduct.

           The Company, like any other company, is dependent on relationships with diverse groups of "stakeholders" who play different roles in our business. This Code is intended to help you better understand the conduct that is in the best interests of the Company in these important relationships. It is impossible to anticipate every conceivable ethical or legal dilemma that employees, officers and directors may face. However, this Code should establish an awareness and alertness to ethical and legal responsibilities to help you identify and evaluate ethical and legal issues before taking action.

           This Code applies to every Company employee, officer and director globally (subject to deviation only when necessary to comply with local law or regulation):

           o The Code establishes the guiding principles and standards for conducting our business.

           o The Supplemental Code of Ethics provides additional standards for the Chief Executive Officer, Chief Financial Officer and other senior financial officers.

In particular, you are expected at all times to:

           o Avoid conflicts between personal and professional interests and pursue the ethical handling of conflicts when such conflicts are unavoidable, including full disclosure of any transaction or relationship that reasonably could be expected to give rise to a conflict;

           o Support the provision of full, fair, accurate, timely, and understandable disclosure in Company reports required to be filed with regulators and in all public communications made by the Company; and

           o Comply with and promptly report any violations of the Code or any applicable laws, regulations and rules of any jurisdiction in which the Company operates.

           You are responsible for understanding the national, state/provincial and local laws and regulations that relate to your conduct sufficiently to enable you to recognize potential dangers and to know when to seek guidance.


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Employees, officers and directors have an obligation to raise concerns promptly when they are uncertain as to the proper legal or ethical course of action or they suspect that some action may violate the law or Corporate Policies(1). Please review this Code at least annually as well as whenever it may be implicated by circumstances that come to your attention. Whenever you have doubts or concerns about the lawful and ethical conduct of the business or your obligations, please review the Code and any relevant Corporate Policies, seek guidance from your manager or supervisor and keep seeking guidance until you are satisfied that it is obtained.


           Questions regarding interpretations of this Code or specific Corporate Policies will be resolved in the first instance by the CEO, or, where appropriate, either the Governance and Compensation Committee or Audit Committee of the Board.


           You have an affirmative duty to promptly report any situation that may involve or lead to a violation of this Code or applicable laws, regulations or rules. Reprisal, retribution or retaliation by anyone within the Company against anyone who has, in good faith, reported a violation or suspected violation by another is strictly prohibited.

           o Suspected violations should be reported (including confidential and anonymous reports) by letter as described in the section titled "Reporting Illegal and Unethical Behavior/Compliance Procedures" of this Code.

           o Concerns or complaints regarding accounting, internal accounting controls or auditing matters should be reported (including confidential and anonymous complaints) by letter to the Chair of the Audit Committee in accordance with the procedures described in the section titled "Reporting Illegal and Unethical Behavior/Compliance Procedures" of this Code.

           All reports will be investigated as appropriate and necessary corrective action taken. Those who violate the standards in this Code or Corporate Policies, including through a failure to report a violation or make appropriate disclosures, or who fail to comply with federal, state/provincial, local and any applicable foreign laws, will be subject to disciplinary actions, which may include termination of their relationship with the Company and/or reports to appropriate regulatory or law enforcement agencies.

           Consultants and agents retained by the Company should also follow this Code and all applicable Corporate Policies in the course of their work on behalf of the Company. While the Company cannot guarantee the conduct and behavior of our consultants and agents, it is the responsibility of employees, officers and directors to insist that our consultants and agents behave appropriately. Consultants and agents shall not be retained to do anything illegal or improper. What the Company cannot do directly, it will not do indirectly by acting through another party.


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(1) As contained in the Hemosol Corp. "Employee Handbook".


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           Nothing contained in this Code or the Corporate Policies is intended to create or imply an employment contract or term of employment. The Company is committed to continuously reviewing its policies, and, therefore, this Code and the Corporate Policies are subject to modification.

           Workplace Violence Prevention

           It is the Policy of the Company to maintain a work environment free from violence. The Company does not tolerate violence or conduct that is dangerous or may be perceived to threaten, intimidate or coerce another. Firearms, weapons, and other hazardous devices and substances are prohibited from Company premises. Violence or threats of violence, whether direct or indirect, should be reported to your manager, supervisor or Human Resources, and, if warranted by the situation, to the police or other appropriate authority. Any concerns about suspicious or potentially violent individuals or activities should also be reported to your manager or supervisor immediately. The Company encourages you to bring your disputes with others at the Company to the attention of your manager, supervisor or Human Resources before the situation escalates into potential violence.

           Offensive Materials

           The Company does not tolerate the possession, use or distribution of pornographic, racist, sexist or otherwise offensive materials on Company property, or the use of Company personal computers or other equipment to obtain, view or distribute such materials. All employees and officers must promptly contact the CEO about use of offensive materials on the Company's systems or premises so that appropriate disciplinary action may be taken, up to and including termination and/or notifying the proper authorities.

           Occupational Safety and Health

           The Company is committed to providing a safe and healthy work place. We all have a responsibility to abide by safe operating procedures and to guard our own health and that of the others. All accidents, injuries or concerns about unsafe equipment, practices, conditions or other potential hazards should be immediately reported to a manager, supervisor or Human Resources. Examples of violations of this policy include failure to report serious accidents or "near misses" and tolerating unsafe working conditions.


           Wage & Hour Laws

           It is the policy of the Company to adhere to the requirements of state/provincial and federal law regarding the payment of minimum wages and overtime compensation. In all appropriate cases, the


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           Company will pay its employees the minimum wages mandated by state/provincial and federal law. The Company will also pay its employees all overtime compensation required by law or by contract. It is the Company's policy that proper records regarding wages, hours and overtime compensation be kept. Hourly employees and their managers must accurately and completely report and record all required wage and hour information for such hourly employees. In no circumstances should anyone falsify any record relating to wages or hours worked.


           Protection and Proper Use of Company Assets and Information

           Our shareholders have shown confidence in us by investing in the Company, and it is our obligation to enhance and protect Company assets, while creating value for shareholders. Every employee, officer and director has a responsibility to ensure that all Company assets (including proprietary and confidential information) are protected from misuse, theft, fraud, loss and unauthorized use, disclosure or disposal. Theft, carelessness and waste have a direct impact on the Company's profitability. Company assets include all property and information owned, leased, developed or maintained by the Company, including but not limited to Company funds, equipment, supplies, personal and real property, intellectual property, confidential information (including technologies, concepts, engineering, sales and financial information and software), goodwill and corporate opportunities. We must be vigilant in protecting the Company's physical property as well as intangible assets such as trade secrets and financial data.

           o Company assets may only be used for business purposes and such other purposes as approved by the Company.

           o Employees, officers and directors are prohibited from taking, making use of, or knowingly misappropriating the assets of the Company, for personal use, for use by another, or for an improper or illegal purpose.

           o No employee, officer or director is permitted to remove, dispose of, or destroy Company assets without the Company's consent, including both physical items and electronic information.

           o Employees, officers and directors are personally responsible for all Company funds over which they exercise control.

           Please remember that the Company's goodwill is one of our most important assets. The Company's continued growth and success depends, to a large extent, on the ability of its employees and officers to increase client confidence. In your contacts with clients and potential clients, remember that you represent the Company. Serving clients effectively is the Company's most important goal, and employees, officers and directors must act to preserve and enhance our positive reputation.


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           Confidential Information/Privacy

           Confidential information is an important and valuable Company asset that must be protected. No employee, officer or director of the Company who is entrusted with information of a confidential or proprietary nature (whether created through the ideas and hard work of employees, officers and directors, entrusted to the Company by our clients, or otherwise learned as a result of a position with the Company) shall disclose that information outside the Company, either during or after service with the Company, except with written authorization of the Company or as may be otherwise required by law. Confidential information includes, but is not limited to all non-public information relating to:

           o Technical, business, financial or other issues, that might be of use to competitors, of interest to the press, or harmful to the Company or its customers, if disclosed;

           o The Company's financial condition, prospects or plans, its marketing and sales programs and research and development information, as well as information relating to mergers and acquisitions, stock splits and divestitures;

           o Possible transactions with other companies or information about the Company's customers, suppliers or joint venture partners, which the Company is under an obligation to maintain as confidential;

           o Discussions and deliberations, relating to business issues and decisions, between and among employees, officers and directors;

           o Client information and records; in the interests of privacy, access to client information is restricted to a business need-to-know basis;

           o Employee information and records; in the interests of privacy, personnel, medical, benefits and other employee records are afforded confidentiality and access is restricted to a need-to-know basis.

           Confidential business information is collected, utilized and disclosed only on a business need-to-know basis, except as may otherwise be required by law. All confidential information gathered by the Company is intended for use by the Company. No employee, officer or director is permitted to gain personal benefit from the knowledge of such information or use it for the benefit of persons or entities outside the Company. This is true regardless of the information or the manner in which the information is obtained.


           Network Use, Integrity and Security

           The Company reserves the right to monitor and review, without prior notice:

           o Any and all data and information contained on any employee's or officer's computer or other electronic device issued by the Company; and

           o Use of the Internet, Company Intranet and Company e-mail or any other electronic communications by an employee or officer.


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           Access to Company systems may be revoked and other disciplinary action taken if such systems are used to commit illegal acts, or to violate the nondiscrimination, harassment, pornography, solicitation or proprietary information terms or any other terms of this Code or of a Corporate Policy. (Company-provided computers and software may be used for reasonable personal use that does not interfere with job performance.)

           To maintain systems integrity and protect the Company network, no one should divulge any passwords used to access any Company computer or database. Any suspected breach of the Company's network security systems should be reported to the Vice President, Operations immediately. You should also refrain from using or distributing software that may damage or disrupt the Company's work environment by transmitting a virus or conflicting with Company systems.

           The Company respects all computer software copyrights and adheres to the terms of all software licenses to which the Company is a party. All software, including "shareware," contains terms of use that must be adhered to. You may not duplicate, transfer, alter, revise, adapt or convert any licensed software or related documentation (whether obtained from outside sources or developed internally) for use either on the Company premises or elsewhere unless the Company is expressly authorized to do so. Unauthorized duplication of software may subject the Company and/or the offending person to civil damages. In cases of willful infringement, criminal penalties may also apply.


           Conflicts of Interest

           A "conflict of interest" occurs when your personal interests interfere with your exercise of judgment in the best interests of the Company. The Company expects that every employee, officer and director will avoid activities, interests or associations that might lead to such conflicts. Special care also should be taken to avoid the appearance of a conflict, which may impair confidence in, or the reputation of, the Company even absent actual conflict or wrongdoing.

           In all instances where a conflict or appearance of a conflict exists, the nature of the conflict or apparent conflict must be disclosed to your manager or supervisor (who is then required to discuss it with the CEO), to Human Resources (if you prefer not to discuss it with your manager or supervisor directly), or directly to the CEO so that appropriate guidance may be provided. Where there is a real or apparent conflict involving a director, the matter should be referred to the Chairman of the Audit Committee, unless his/her conduct is the subject of concern in which case it should be directed to the Chairman of the Board for discussion with the Board of Directors.

           Conflicts of interest take many forms. Therefore, it is not possible to describe all the situations that might involve a conflict of interest or appearance of a conflict. Typically, however, conflicts


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           may arise where an employee, officer or director, or member of his or her family:

           o Acquires an interest in a client, market, prospect, supplier, agent or competitor of the Company (excluding interests that are less than 1% of a class of outstanding securities of a publicly held corporation);

           o Engages in a personal financial transaction or relationship with a client, market, prospect, supplier, agent or competitor of the Company;

           o Acquires an interest in real estate/provincial, leaseholds, patents or other property or rights that he or she knows or has reason to believe the Company may be interested in now or in the future;

           o Acquires an interest in a firm with which the Company is carrying on or contemplating negotiations for merger, purchase, joint venture or other business relationship;

           o Engages in a consulting, managerial or employment relationship in any capacity with a client, supplier, agent or competitor of the Company;

           o Solicits, offers or accepts, directly or indirectly, meals, gifts or entertainment, of other than reasonable value, from any person, firm, corporation or association with which the Company does or seeks to do business; or

           o Receives improper personal benefits as a result of his or her position with the Company.


           Outside Business and Political Activities

           Employees and officers are expected to devote their full time and attention, and directors are expected to devote significant time and attention, to Company business. Outside activities that might interfere with the ability to make judgments solely in the Company's interests or diminish productivity and effectiveness should be avoided. Employees and officers who engage in other business activities should be sure that those activities do not interfere with their work at the Company, and are expected to disclose the nature of any such activity. No employee, officer or director may use his or her Company position or title or any Company assets in connection with outside activities, nor do anything that might infer sponsorship or support by the Company of such activity, unless such use has been approved in writing by the CEO. Prior to seeking any election or appointment to public office, an employee or officer must notify CEO and obtain written approval. Directors should discuss any intent to seek election or accept an appointment with the Chair of the Audit Committee or Chairman of the Board of Directors.


           Gifts, Gratuities, Solicitations, Loans and Guarantees

           Our suppliers, customers, contractors, and other business partners and affiliates contribute significantly to our Company's success, and must be confident that they will be treated fairly. Employees, officers and directors should neither give to, nor accept or solicit


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
           from, any company or person that does business or is seeking to do business with the Company any gifts, gratuities, guarantees, entertainment or other things of value that may be, or may reasonably be viewed as, intended to influence a business decision. Generally, it may be presumed that things of value of $500 or less are not intended to influence a business decision. If you are contemplating giving or accepting a gift, service or other thing with a value in excess of $500, you should obtain a prior written approval from your manager or supervisor, and report such offer or solicitation to the CEO. Giving cash gifts to, or accepting cash gifts from, persons who do or seek to do business with the Company is never permissible, whatever the amount. Similarly, giving or accepting gifts, services or other things, to or from a competitor is never permissible, whatever the amount.

           Employees and officers may not solicit political or charitable contributions or other support, or buy or sell goods or services, or distribute non-work-related material, during working hours or in areas where work is being performed.

           No employee, officer or director may accept loans or guarantees of obligations (except from banks or other entities that provide such services in the normal course and at arms' length) from any individual, organization or entity doing or seeking to do business with the Company. Any offer of a loan or guarantee should be reported to the CEO.


           Corporate Opportunities

           Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises and may not, for personal or any other person's or entity's gain, deprive the Company of any business opportunity that relates to any existing or reasonably anticipated future activity of the Company, without the Company's express consent. If you learn of an opportunity through your association with the Company, you may not disclose it to a third party or invest in the opportunity without first disclosing the opportunity to the Company.

           In addition, no employee, officer or director may participate in an initial public offering or otherwise accept special investment opportunities from a supplier, vendor (including banks or financial advisers), or customer with whom the Company is doing business or that is seeking to sell products or services to the Company without first disclosing the opportunity to the CEO and obtaining the Company's express consent.


           Service on Boards of Other Companies

           Officers must obtain approval from the CEO before agreeing to serve on the board of directors or similar body of a for-profit enterprise or government agency. Directors must notify the chair of the Corporate Governance and Compensation Committee of any intention to


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           commit to serve on a corporate board, so that any potential conflicts can be addressed. Serving on boards of not-for-profit or community organizations does not require prior approval. However, if it may pose a conflict of interest (for example, the organization solicits charitable contributions from the Company or purchases significant services from the Company), full disclosure should be made of the conflict or apparent conflict.


           Accounting Practices, Books & Records and Record Retention.

           It is the policy of the Company to fully and fairly disclose the financial condition of the Company in compliance with applicable accounting principles, laws, rules and regulations and to make full, fair, accurate, timely and understandable disclosure in all reports filed with all applicable securities regulatory bodies (including the Ontario Securities Commission and the Securities and Exchange Commission) or other government agency and in other communications with securities analysts, rating agencies and investors. Honest, complete and accurate recordkeeping and reporting of information is critical to our ability to make responsible business decisions. The Company's accounting records are relied upon to produce reports for the Company's management, rating agencies, investors, creditors, governmental agencies and others. Our financial statements and the books and records on which they are based must accurately reflect all corporate transactions and conform to all legal and accounting requirements and our system of internal controls.

           Every employee is involved in recordkeeping and reporting of some kind. It is important that it be done honestly and accurately. All employees, officers and directors have a responsibility to ensure that our records do not contain any false or intentionally misleading entries, or intentional misclassification of transactions and, in particular:

           o All accounting records, as well as reports produced from those records, are to be kept and presented in accordance with the laws of each applicable jurisdiction;

           o All records are to fairly and accurately reflect the transactions or occurrences to which they relate;

           o All records are to fairly and accurately reflect in reasonable detail the Company's assets, liabilities, revenues and expenses;

           o No accounting records are to contain any intentionally false or misleading entries;

           o No transactions are to be misclassified as to accounts, departments or accounting periods;

           o All transactions are to be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period; and


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           o          All accounting records are to comply with generally
                      accepted accounting principles.

           o The Company's system of internal administrative and accounting controls, including compensation controls, designed to safeguard and preserve the Company's assets, is required to be followed at all times.

           Our internal control systems are designed to ensure that all business transactions are properly authorized by management, are executed in accordance with such authorization and are appropriately reflected on the Company's books and records. Where employees, officers or directors are responsible for the acquisition or disposition of assets for the Company, or are authorized to incur liabilities on the Company's behalf, they must be careful not to exceed the authority vested in them.

           Any effort to mislead or coerce the independent auditors or a member of internal audit staff concerning issues related to audit, accounting or financial disclosure has serious legal consequences for the perpetrator, including criminal sanctions, and for the Company and is strictly prohibited. If you become aware of any violation of this policy, you must report the matter immediately to the Chair of the Audit Committee.

           Destroying or altering a document with the intent to impair the document's integrity or availability for use in any potential official proceeding is a crime. In addition, documents relevant to any pending, threatened, or anticipated litigation, investigation, or audit shall not be destroyed for any reason. This policy is mandatory and shall be followed by everyone. Any belief that Company records are being improperly altered or destroyed should be reported to the CEO or Chair of the Audit Committee.


           Disclosure of Information to the Public, the Media and Analysts

           It is the policy of the Company to provide clear, accurate, complete, timely and consistent disclosure in all government filings and public communications, in compliance with all applicable law, regulations and rules. This is true for all situations where information is conveyed, no matter how informally. It is against both the law and Company policy for any person acting on behalf of the Company to disclose non-public information to securities professionals or investors unless the information has first or simultaneously been disclosed to the public. The Company has appointed designated spokespersons who are the only personnel authorized to discuss information about the Company with persons outside the Company. If you receive an outside inquiry or request for information, you must record the name of the person and immediately notify Jason Hogan of The Equicom Group Inc. Any requests for information from government or law enforcement agencies should be forwarded to the CEO.


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           Insider Trading/Tipping

           No employee, officer or director may trade in securities while in possession of material inside information or disclose material inside information to third parties ("tipping"). Material inside information is any information that has not reached the general marketplace and is likely to be considered important by investors deciding whether to trade (e.g., earnings estimates, significant business investments, mergers, acquisitions, dispositions and other developments, expansion or curtailment of operations, and other activity of significance). Using material inside information for trading, or tipping others to trade, is both unethical and illegal, and will be dealt with decisively by the Company.

           Accordingly, no employee, officer or director of the Company may:

           o Trade securities of a company while in possession of material inside information with respect to that company;

           o Recommend or suggest that anyone else buy, sell, or hold securities of a company while such employee is in possession of material inside information with respect to that company, officer or director (this includes formal or informal advice given to family, household members and friends); and

           o Disclose material inside information to anyone, other than those persons who need to know such information in order for the Company to properly and effectively carry out its business (e.g., to lawyers, advisers and other Company employees working on the matter).

           Of course, where material inside information is permitted to be disclosed, the recipient should be advised of its non-public nature and the limitations on its use. Any questions as to whether information is material or non-public should be directed to the CEO.


           Fair Dealing

           It is the policy of the Company to deal fairly with our suppliers, customers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. This commitment to fairness includes:

           o Respecting the confidentiality, privacy and intellectual property rights of our suppliers, clients, business partners, competitors and others. Employees, officers and directors are strictly forbidden from stealing or misusing the intellectual property owned or maintained by another, and from using trade secrets or any other confidential information obtained by improper means such as burglary, wiretapping, stealing, bribing the key employees of other businesses, electronic eavesdropping, sifting through garbage belonging to competitors, or any form of misrepresentation.


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           o          Purchasing products and services based on quality and
                      price. Purchases of goods and services must not include kickbacks or rebates, and group boycotts of suppliers are prohibited.

           o Producing fair and accurate advertisements. False or misleading statements to sell or market Company products or services are to be strictly avoided. Immediate efforts should be made to correct any misunderstanding that may exist with a customer or potential customer.


           Trade Practices and Antitrust Compliance

           The Company strives to compete vigorously and fairly. All employees, officers and directors are expected to comply with both the letter and the spirit of all applicable federal, state/provincial and foreign antitrust and pricing laws and requirements relating to unfair competition and other trade practices. Antitrust violations may result in lengthy and expensive litigation, treble damage liability and injunctions or orders affecting the Company's property and/or business. Violations can also lead to criminal penalties for the offending individuals. There are many types of conduct that antitrust and trade regulation laws may prohibit under certain circumstances and these laws are complex. Whenever in doubt about the legality of any action, consult with the CEO.

           Antitrust laws prohibit the Company from entering into agreements or understandings with its competitors to fix or manipulate prices of goods or services, allocate markets or customers, limit service or boycott certain companies or organizations. It is not illegal or improper for employees, officers and directors of the Company and its competition to meet and talk from time to time, particularly at trade or industry meetings. However, under no circumstances shall any Company employee, officer or director discuss with a competitor prices, projected sales, revenues, expenses, costs, product or service developments, pricing strategies, bidding practices, territories, distribution channels, marketing methods or non-public market studies, or customers.

           If your position involves setting prices or other terms or conditions of sale, marketing, purchasing, participating in trade associations or standards-setting groups, or working on acquisitions, divestures, joint ventures or licensing, you have a heightened obligation to be familiar with antitrust and trade practices compliance, and related Corporate Policies.


           International Business Dealings

           The Company is committed to applying uniformly high standards of ethics and business conduct in every country in which it operates, and in every business relationship and affiliation it has worldwide. In our active pursuit of international business in an increasingly global economy, the Company is guided both by the laws and regulations of the United States and Canada (including the Foreign Corrupt Practices Act, export controls, anti-boycott regulations, trade embargoes, antitrust laws and Treasury Department of Foreign


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           Assets Control restrictions) and the laws and regulations of the countries within which we do business. In some circumstances, of course, that will mean that the Company is subject to different rules, and thus will do business somewhat differently from country to country. Additionally, laws may be in conflict; in such circumstances you should contact the CEO. One thing however, is constant: wherever we do business, we are committed to doing business ethically and within the law. This means that employees and officers involved in foreign business transactions must be familiar with, and adhere to, all applicable laws and regulations.


           Government Investigations, Interviews and Subpoenas

           It is the Company's policy to cooperate promptly and fully with appropriate government investigations and interviews. All employees, officers and directors who are participating in government investigations are responsible for giving answers that are truthful, complete, concise, accurate and unambiguous. To protect the legal rights of the Company and assure appropriate response, all subpoenas, information and document requests or inquiries for information from government or enforcement agencies or relating to investigations or lawsuits or potential claims should be referred immediately to the CEO.


           Government Contracts

           Contracting with the government may form a part of the Company's business. It is absolutely essential that the Company and its employees, officers and directors comply strictly with the laws and regulations, which apply to government contracting. Persons engaged in contract negotiations with the federal and/or state/provincial governments should be accurate and truthful in all statements, correspondence and other communications. Employees, officers and directors are prohibited from offering, soliciting, providing or accepting any gift or other thing of value for the purpose of improperly obtaining or rewarding favorable treatment in connection with government contracting.


           Political Contributions

           Active participation in the political life of your community is a critical part of being a good citizen, but political activity by the Company and its employees, officers and directors raises important ethical and legal concerns. Under federal and many state/provincial laws, the Company is prohibited from making political contributions to political parties or candidates. Political contributions include the donation of property or services and the purchase of tickets to fund-raising events, as well as direct cash contributions. Where corporate political contributions are legal in connection with state/provincial or local elections, such contributions shall be made only from funds allocated for that purpose and with the written approval of the CEO. It is improper for an employee, officer or director to use his or her position within the Company to solicit political contributions from another employee, officer or director


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           for the purpose of supporting a political candidate or influencing legislation of his or her personal choice. It is also improper for employees, officers and directors to make political contributions in the name of the Company and then seek reimbursement. Employees, officers and directors may make direct contributions of their own money, but such contributions are not reimbursable by the Company.


           Government Relations; Foreign Corrupt Practices Act

           The Company forbids payments of any kind to any official, agent or employee of any other government, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration or treatment regarding a business activity or other matter. Offers of employment to government officials must be authorized in advance by the CEO.

           The Company is subject to the Foreign Corrupt Practices Act, which makes it unlawful for the Company (as well as any officer, director, employee or another person acting on its behalf) to offer, pay, promise to pay or authorize the payment or promise of anything of value, to any foreign official for the purpose of obtaining, retaining or directing business. Other countries have similar legislation. Employees, officers and directors must consult with the CEO before making any type of gift or payment to an individual government official.


           Reporting Illegal and Unethical Behavior/Compliance Procedures

           Part of your responsibility to the Company (and your job!) is to help enforce compliance with the Code and Corporate Policies. Please be alert to possible violations of this Code, Corporate Policies, or applicable law, regulations and rules. You have an affirmative duty to promptly report any situation that may involve or lead to a violation of this Code, any other part of the Compliance Program, or applicable laws, regulations or rules. You should not delay reports while waiting for "hard evidence." All employees, officers and directors are expected to cooperate in any Company investigation. In addition, any employee, officer or director who is convicted of a felony must promptly report that fact to the CEO.

Except as provided in the next paragraph, violations and suspected violations should be reported (including confidential and anonymous reports) by sending a letter to:

           Lee Hartwell,
           President and CEO
           Hemosol Corp.


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           Concerns or complaints regarding accounting, internal accounting controls or auditing matters should be reported (including confidential and anonymous complaints) through by letter to the Chair of the Audit Committee, as follows:

           Mr. Edward McCormack
           30 Golfdale Road
           Toronto, Ontario
           M4N 2B6

           Whenever possible, the Company will keep the identities of employees, officers and directors about or against whom allegations of violations are made confidential. To the extent possible, the Company will also protect the identity of the reporting party. Whenever you are in doubt about the best course of action in a particular situation, you should talk to any of Human Resources, your immediate supervisor, unit Vice President or the CEO.


           Whistle-Blowers and Non-Retaliation

           The Company encourages the communication of bona fide concerns relating to the lawful and ethical conduct of business, and audit and accounting procedures or related matters. It is also the policy of the Company to protect those who communicate bona fide concerns from any retaliation for such reporting. Reprisal, retribution or retaliation by anyone within the Company against anyone who has, in good faith, reported a violation or suspected violation by another is strictly prohibited. Examples of such reprisal, retribution or retaliation include dismissal, making untrue negative statements about work habits or productivity, providing less desirable work assignments, withdrawing pension or other benefits or committing any act or engaging in any conduct designed to intimidate or harass.

           Confidential and anonymous mechanisms for reporting concerns are available as described above. However, anonymous reporting does not serve to satisfy a duty to disclose your involvement in a conflict or potential conflict of interest or in unethical or illegal conduct.


           Waivers and Violations of This Code

           Allegations of and concerns about violations of this Code will be reviewed and investigated by the Company's Corporate Governance and Compensation Committee, or, in appropriate circumstances, by the Audit Committee of the Board of Directors so that corrective action may be taken. Any waivers of this Code relating to Company executive officers or directors may be made only by the Audit Committee and shall be disclosed as appropriate. Any waivers of this Code relating to employees may be made by the Corporate Governance and Compensation Committee, and will be reported to the Audit Committee.


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           Those who violate the standards in this Code or Corporate Policies, including through a failure to report a violation or make appropriate disclosures, or who fail to comply with federal, state/provincial, local and any applicable foreign laws, will be subject to disciplinary actions, which may include termination of their relationship with the Company and/or reports to appropriate regulatory or law enforcement agencies. The Company may also seek restitution from any employee or officer for losses resulting from his or her violations. In addition, disciplinary action may also be taken against managers or executives who condone, permit or fail to take appropriate action against or fail to exercise reasonable care to discover illegal, unethical or other improper conduct, or who retaliate against those who come forward in good faith with bona fide concerns.












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